Exhibit 99.1
March 27, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
While our consolidated revenue was up 11% in February, the retail agencies’ revenue remained weak at -11%. Most reports on the non-standard auto insurance sector expect a “soft pricing” market for 2008, with claims expense rising (Morgan Stanley Research March 5, 2008). The industry has experienced this pattern in the past, and eventually the “low-pricers” fall by the wayside. Your company’s philosophy on pricing is that we will hold to pricing that is profitable, even if we lose some premium volume.
We invite you to join us for our Annual Shareholders Meeting and company update at 5500 Interstate North Parkway, Suite 600, on Thursday, April 24 at 11:15 a.m. After the meeting please stay for the famous Low Country BBQ (as has become tradition).
Following is our report on February’s results.

	February (Unaudited)
	Current Month			Year To Date
	2008	2007	Change	2008	2007	Change
	(In $1,000)%			(In $1,000)%
• Gross Premiums Produced[1]*	$15,132	$16,035	(6)%	$29,419	$28,646	3%
• MGA/Carrier Gross Premiums Produced [1,2]	$10,896	$11,715	(7)%	$21,084	$20,123	5%
• MGA/Carrier Revenues [2]	$5,178	$4,613	12%	$10,054	$8,568	17%
• Retail Agencies Gross Premium Produced [1,2]*	$7,133	$7,954	(10)%	$13,419	$14,246	(6)%
• Retail Agencies Group Revenues [2] *	$1,146	$1,286	(11)%	$2,165	$2,375	(9)%
• Company Revenues*	$5,818	$5,239	11%	$11,334	$9,909	14%
• Company Pre-Tax Income before stock option*	$449	$678	(34)%	$709	$839	(15)%
• Company Pre-Tax Income*	$411	$646	(36)%	$634	$775	(18)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.

Sincerely,

/s/ Guy W. Millner Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.